American International Group, Inc., and Subsidiaries

Exhibit 99.02

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, Par Value $2.50 Per Share	New York Stock Exchange
Warrants (expiring January 19, 2021)	New York Stock Exchange
5.75% Series A-2 Junior Subordinated Debentures	New York Stock Exchange
4.875% Series A-3 Junior Subordinated Debentures	New York Stock Exchange
6.45% Series A-4 Junior Subordinated Debentures	New York Stock Exchange
7.70% Series A-5 Junior Subordinated Debentures	New York Stock Exchange
Corporate Units (composed of stock purchase contracts and junior subordinated debentures)	New York Stock Exchange

412            AIG 2010 Form 10-K